LEASE AGREEMENT

BETWEEN:

YONGE-MERTON DEVELOPMENTS LIMITED
C/O PAR-Med Property Services Inc.
as agent for the Landlord
360 Bay Street, Suite 200
Toronto, ON M5H 2V6
("Landlord")

AND

PEACE ARCH ENTERTAINMENT GROUP INC.
GFT ENTERTAINMENT INC.
124 Merton Street, Suite 404
Toronto, ON M4S 2Z2
("Tenant")

PREMISES ADDRESS:
Suite 404
124 Merton Street
Toronto, ON M4S 2Z2

INDEX

Article	
1.00	**DEFINITIONS**
1.01	Definitions
2.00	**GRANT OF LEASE**
2.01	Grant
2.02	Quiet Enjoyment
2.03	Covenants of Landlord and Tenant
3.00	**TERM AND POSSESSION**
3.01	Term
3.02	Early Occupancy
3.03	Delayed Possession
3.04	Acceptance of Premises
4.00	**RENT AND OCCUPANCY COSTS**
4.01	Annual Rent
4.02	Occupancy Costs
4.03	Other Charges
4.04	Payment of Rent - General
4.05	Annual Rent - Early Termination
4.06	Proportionate Share of Operating Cost
4.07	Limitation on Operating Cost
4.08	When Services Are Not Provided
4.09	Charges for Utilities
4.10	Partial Fiscal Year
5.00	**USE OF PREMISES**
5.01	Use
5.02	Compliance with Laws
5.03	Occupancy and Abandonment
5.04	Nuisance
6.00	**SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD**
6.01	Operation of Building
6.02	Service to the Premises
6.03	Building Services
6.04	Maintenance, Repair and Replacement
6.05	Additional Services
6.06	Alterations by Landlord
6.07	Access by Landlord
6.08	Reservation to Landlord
6.09	Energy, Conservation and Security Policies
6.10	Loading and Delivery
7.00	**MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT**
7.01	Condition of Premises
7.02	Failure to Maintain Premises
7.03	Alterations by Tenant
7.04	Unauthorized Work
7.05	Improvements, Alterations, Additions or Repairs
7.06	Construction Liens
7.07	Signs and Directory
8.00	**TAXES**
8.01	Landlord's Taxes
8.02	Proportionate Share of Landlord Taxes
8.03	Tenant's Taxes
8.04	Right to Contest
9.00	**INSURANCE**
9.01	Landlord's Insurance
9.02	Tenant's Insurance
9.03	Increase in Insurance Premiums
9.04	Cancellation of Insurance
10.00	**INDEMNITY & WARRANTY**
10.01	Indemnification of Landlord by Tenant
10.02	Specific Limitations on Landlord's Liability
10.03	Environmental Hazards
10.04	Contamination

11.00 **ASSIGNMENT AND SUBLETTING**
11.01 Assignment Transfers
11.02 Landlord's Right to Cancel
11.03 Tenant's Obligations
11.04 Change in Control

12.00 **SURRENDER**
12.01 Possession
12.02 Trade Fixtures, Personal Property and Improvements
12.03 Surrender
12.04 Payments After Termination

13.00 **HOLDING OVER**
14.00 **RULES AND REGULATIONS**
14.01 Purpose
14.02 Observance
14.03 Modification
14.04 Non-Compliance

15.00 **DAMAGE BY FIRE OR OTHER CASUALTY**
15.01 Limited Damage to Premises
15.02 Major Damage to Premises
15.03 Abatement
15.04 Major Damage to Building
15.05 Limitation of Landlord's Liability

16.00 **TRANSFERS BY LANDLORD**
16.01 Sale, Conveyance and Assignment
16.02 Effect of Sale, Conveyance or Assignment
16.03 Subordination
16.04 Attornment
16.05 Non-disturbance
16.06 Effect of Attornment
16.07 Execution of Instruments
16.08 Expropriation

17.00 **NOTICES, ACKNOWLEDGMENTS AUTHORITIES FOR ACTION**
17.01 Notices
17.02 Acknowledgments
17.03 Authorities for Action

18.00 **DEFAULT**
18.01 Interest and Costs
18.02 Right of Landlord to Perform Covenants
18.03 Events of Default
18.04 Waiver of Exemption and Redemption
18.05 Remedies Cumulative

19.00 **MISCELLANEOUS**
19.01 Relationship of Parties
19.02 Consent Not Unreasonably Withheld
19.03 Name of Building
19.04 Applicable Law and Construction
19.05 Entire Agreement
19.06 Construed Covenants and Severability
19.07 No Implied Waiver
19.08 Successors Bound
19.09 Demolition
19.10 Relocation of Tenant

20.00 **ARBITRATION**

EXECUTION

SCHEDULES
A - Description of Lands
B - Location of Premises
C - Rules & Regulations
D - Special Clauses

THIS INDENTURE made as of the 2nd day of April, 2004.

LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:

ARTICLE 1.00 DEFINITIONS

1.01 DEFINITIONS

In this Lease:

(a) "Annual Rent" means the amount payable by Tenant to Landlord in respect of each year of the Term under Article 4.01.

(b) "Architect" means such firm of professional architects, interior designers or engineers as Landlord may from time to time engage for preparation of construction drawings for the Building or for the general supervision of architectural and engineering aspects and operations thereof, and includes any consultant(s) from time to time appointed by Landlord or the Architect whenever such consultant(s) is acting within the scope of his appointment and specialty.

(c) "Article" means an article of this Lease.

(d) "Building" means the building in which the Premises are located, as identified in the Lease and constructed on the Land, together with the Common Areas.

(e) "City" means the City of Toronto.

(f) "Commencement Date" means the first day of the Term.

(g) "Common Areas" means at any time those portions of the Land and Building not leased or designated for lease to tenants but provided to be used in common by the Landlord, Tenant (or by sub-tenants, agents, employees, customers or licensees of) and other tenants of the Building whether or not they are open to the general public and shall include any fixtures, chattels, systems, decor, signs, facilities or landscaping contained in those areas or maintained or used in connection with them, and shall be deemed to include the sidewalks adjacent to the Land and any pedestrian walkway system (either above, at or below ground), parking, or other public facility in respect of which Landlord has from time to time rights therein to the extent of such rights.

(h) "Schedule B" means the plan of the Premises attached hereto as Schedule "B".

(i) "Schedule C" means the Rules and Regulations attached hereto as Schedule "C".

(j) "Fiscal Year" means a twelve month period (all or part of which falls within the Term) from time to time determined by Landlord, at the end of which Landlord's books are balanced for auditing and/or taxation purposes.

(k) "Land" means those lands legally described in Schedule "A".

(l) "Lease" means this Lease, Schedules "A", "B", "C" and "D" to this Lease, and every properly executed instrument which by its terms amends, modifies of supplements this Lease.

(m) "Normal Business Hours" for the Building shall be from 8:00 a.m. to 5:30 p.m. Monday through Friday, excluding days which are legal or statutory holidays in the jurisdiction in which the Building is located.

(n) "Occupancy Costs" for any Fiscal Year is equal to the total of the amounts payable by the Tenant as Operating Costs and Other Charges.

(o) "Other Charges" means amounts payable to the Landlord under Article 4.03.

(p) "Operating Costs" means the sum of the following costs established in accordance with generally accepted accounting principles and calculated, without duplication, as if the Building were fully occupied and operational during each Fiscal Year:

(i) all costs, charges, and expenses directly attributable to the management, operation, repair, replacement and maintenance of the Land and Building, including without limitation the cost of outside grounds maintenance, the cost of all fuel used in the Building, the aggregate of salaries, wages, and other payments made by the Landlord with respect to janitors, caretakers, security officers, management personnel and other persons employed in the care, maintenance, cleaning and operation of the Building, the cost of water and electricity consumed in the Building, the cost of insurance, including all insurance premiums and any other payments made by the Landlord pursuant to any provision of any insurance policy, the total charges of any independent contractors employed in the care, maintenance, cleaning or operation of the Building, the cost of supplies, painting, uniforms, security, administration, management fees, capital taxes, legal and audit expenses, administration areas, and life safety rooms.

(ii) all expenses incurred in the Building and properly allocable to that Fiscal Year for any capital improvement or structural repair to the Building incurred to reduce or limit increases in Operating Costs, or required by any change in the laws, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction as of the date any portion of the building is re-occupied by any tenant.

These expenses shall be amortized with applicable interest rates as charged by the Landlord's bank for loans of similar nature over the useful capital life of the capital improvement or structural repair, as reasonably determined by the Landlord.

(q) "Premises" means the area **known as Suite 404, which area is approximately 1,272 rentable square feet** on the 4th floor of the Building as generally indicated on Schedule "B".

(r) "Rent" means the Annual Rent set out in Article 4.01 and all other amounts payable by the Tenant. The parties acknowledge that the rent payable hereunder shall be net to the Landlord and that, except as otherwise herein expressly provided, the Tenant shall at its expense pay its share of all costs as provided in this Lease.

(s) "Square Feet in the Building" means the area in square feet, consisting of the aggregate of the rentable office areas above grade of the Building calculated by the Landlord on a full floor tenancy basis. If from time to time there is a material change in the rentable areas in the Building (except as caused by change

in the ratio of single tenancy floors to multiple tenancy floors) "Square Feet in the Building" shall, from the effective date of the change until any further change, mean the number of square feet in the Building determined on completion of that change on the basis set out in Article 1.01(t).

(t) "Square Feet in the Premises" means areas in square feet calculated as follows:

(i) Square Feet in the Premises for a single tenancy floor. The number of square feet of space in the Premises on a single-tenancy floor in the Building (if any) shall be calculated by the Landlord to the inside face of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or to the inside finish of those walls if they contain no glass. It shall include all space within exterior building walls except for stairs (other than stairs exclusively serving a tenant occupying offices on more than one floor), public lobbies on ground floor, pedestrian connections to other buildings, delivery facilities, elevator shafts, flues, pipe shafts, vertical ducts, and other vertical risers which penetrate the floor and their enclosing walls. No deduction shall be made for elevator lobby, washrooms, janitor closets, air conditioning rooms, fan closets, or for electrical or telephone cupboards within and servicing only that floor or servicing a single tenant on more than one floor, or for any other rooms, corridors, or areas available to the tenant on more than one floor for its use, furnishings, or personnel, or for any columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating or ventilating.

(ii) Square Feet in the Premises for a multiple tenancy floor. The number of square feet of space in the Premises on a multiple-tenancy floor in the Building (if any) shall be calculated by the Landlord from dimensioned Architect's drawings to the inside face of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or the inside surface of the exterior building walls if they contain no glass, to the interior face of permanent interior walls and to the centre line of demising partitions between tenants and corridor with no deduction being made for any columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating or ventilation. This area will then be multiplied by a factor to provide for a proportionate share of the square feet in the Common Areas on the multiple tenancy floor to be included in the calculation of the number of Square Feet in the Premises for each tenant on a multiple tenancy floor. The total Square Feet in the Premises for all tenants of a multiple tenancy floor will equal the Square Feet in the Premises for a single tenancy floor.

(iii) Notwithstanding the foregoing, the rentable area of the Square Feet in the Premises shall be verified by the Architect in accordance with the current B.O.M.A. measurement methods, and a signed certificate stating the actual measurement of the Square Feet in the Premises shall be issued to the Tenant. Upon delivery of the Architect's Certificate indicating the Square Feet in the Premises, including such Additional Premises, the Landlord and the Tenant shall execute an acknowledgment of the final number of Square Feet in the Premises including setting out any applicable

adjustment to the Annual Rent determined in accordance with Section 4.1 hereof and such acknowledgment shall for all purposes form part of this lease.

(u) "Landlord Taxes" means the aggregate of all taxes, rates, charges, levies, and assessments payable by the Landlord and imposed by any competent authority upon or in respect of the Land and Building and all costs and fees incurred by the Landlord contesting the same negotiating with public authorities as to the same. In determining Landlord Taxes, any corporate income, profits, excess profits, and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against the Landlord shall be excluded except to the extent that it is levied in lieu of taxes, rates, charges, or assessments in respect of the Land and Building.

(v) "Tenant Taxes" means the aggregate of all taxes, rates, charges, levies and assessments payable by the Tenant pursuant to Article 8.00.

(w) "Term" means the period of time set out in Article 3.01.

(x) "Unavoidable Delay" means delay caused by the Tenant or by major damage to the Building as set out in Section 15.04 or by reason of strike, labour trouble, inability to procure materials or services, power failure, governmental laws or regulations or controls, civil commotion, sabotage, military, war or war-like operations, act of God or other reasons whether of a similar nature or not which is due to causes outside the control of the Landlord and which could not be avoided by the exercise of due care by the Landlord.

ARTICLE 2.00 GRANT OF LEASE

2.01 GRANT

Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, to have and to hold during the Term, subject to the terms and conditions of this Lease.

2.02 QUIET ENJOYMENT

Landlord covenants with said the Tenant for quiet enjoyment subject to the Tenant complying with the terms of this lease.

2.03 COVENANTS OF LANDLORD AND TENANT

Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants with the said Landlord to pay the Rent including all Occupancy Costs and other charges and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

ARTICLE 3.00 TERM AND POSSESSION

3.01 TERM

Notwithstanding Article 3.02 and 3.03, the Term of this Lease shall be for **two (2) years and nine (9) months** beginning on the 1st day of **April, 2004** and ending on the **31st day of December 2006.**

3.02 EARLY OCCUPANCY

If Tenant, with the prior written consent of the Landlord, begins to conduct business in all or any portion of the Premises before the Commencement Date, Tenant shall pay to Landlord within thirty (30) days of delivery of an invoice therefor, a rental in respect thereof for the period from the date Tenant begins to conduct business therein to the Commencement Date, which rental shall be that proportion of Rent for one (1) calendar year which the number of days in such period bears to 365. Except where clearly inappropriate, the provisions of this Lease shall be applicable during such period.

3.03 DELAYED POSSESSION

If Landlord is delayed, provided said delay is not caused by the Tenant, in delivering possession of all or any portion of the Premises to Tenant on or before the Commencement Date, then Tenant shall take possession of the Premises on the date when Landlord delivers possession of all of the Premises, which date shall be conclusively established by notice to Tenant, accompanied and confirmed by an Architect's certificate, at least five (5) days before such date. This lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to Tenant. In the event of any such delay, no Rent shall be payable by the Tenant for the period prior to the date on which the Landlord can so deliver possession of all of the Premises.

If the Tenant elects to take possession of a portion of the Premises during said delay the entire Premises Rent shall be payable in respect thereof from the date of such possession if so taken.

3.04 ACCEPTANCE OF PREMISES

Taking possession of all or any portion of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and deficiencies (if any) listed in writing in a notice delivered by Tenant to Landlord not more than thirty (30) days after the later of the date of taking possession or the Commencement Date.

ARTICLE 4.00 RENT AND OCCUPANCY COSTS

4.01 ANNUAL RENT

The annual rent payable during the Term unto the Landlord without any deduction, defalcation or abatement or right of offset set-off whatsoever, shall be the sum of **$8,904.00** in respect of each year of the Term payable in equal consecutive monthly installments of **$742.00** each in advance and without notice on the Commencement Date and on the first of each calendar month thereafter during the Term. Minimum Rent has been calculated at an annual rate of **SEVEN DOLLARS($7.00)** per square foot based on the Square Feet in the Premises.

The Annual Rent of the Premises shall be adjusted upwards or downwards in accordance with the actual Square Feet in the Premises as determined by the Architect's Certificate referred to in Section 1.1 (t).

4.02 OCCUPANCY COSTS

Tenant shall pay to the Landlord, at the times and in the manner hereinafter provided, the Occupancy Costs:

(a) Prior to the commencement Date and at the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Occupancy Costs for the appropriate Fiscal Year and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant's payments of Annual Rent during such Fiscal Year.

(b) Unless delayed by causes beyond Landlord's reasonable control, Landlord shall deliver to Tenant within one hundred and twenty (120) days after the end of each Fiscal Year a written statement (the "Statement") setting out in reasonable detail the amount of Occupancy Cost for such Fiscal Year and certified to be correct by an officer of Landlord. If the aggregate of monthly installments of Occupancy Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Occupancy Costs payable for such Fiscal Year under Article 4.02, Tenant shall pay or Landlord shall refund the difference (as the case may be) without interest within thirty (30) days after the date of delivery of the Statement.

(c) If Landlord and Tenant disagree on the accuracy of Occupancy Costs as set forth in the Statement, Tenant shall nevertheless make payment in accordance with any notice given by Landlord, but the Landlord shall deliver to the Tenant as soon as reasonably possible a certificate from the Landlord's auditors accountants confirming the amount of the Occupancy Costs which shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payments made by Tenant or Landlord by reason of any such certificate shall be made within fourteen (14) days thereof, and the party required to make payment under such adjustments shall bear all costs of the certificate, except where payment represents five percent (5%) or less of the Occupancy Costs that were subject to the disagreement in which case Tenant shall bear all such costs.

(d) Neither party may claim a re-adjustment in respect of Occupancy Costs for a Fiscal Year if based upon any error or computation or allocation except by notice delivered to the other party within three (3) months after the date the Statement was forwarded to the Tenant.

4.03 OTHER CHARGES

Tenant shall pay to the Landlord, at the times and in the manner provided in this Lease, or, if not so provided, as reasonably required by Landlord, all amounts (other than those payable under Article 4.01 and 4.02) which are payable by Tenant to Landlord under this Lease.

4.04 PAYMENT OF RENT - GENERAL

All amounts payable by Tenant to Landlord under this Lease shall be deemed to be rent and shall be payable and recoverable as rent in the manner herein provided, and Landlord shall have the rights against Tenant for default in any such payment as in the case of arrears of rent. Rent shall be paid to Landlord without deduction or set-off, in legal tender of the jurisdiction in which the Building is located, at, or to such other person at such other address as Landlord may from time designate in writing. Tenant's obligation to pay Rent shall survive the expiration or earlier termination of this Lease. All payments set out in this Lease are exclusive of GST (as hereinafter defined) and the Tenant shall pay all applicable GST in addition to the Annual Rent, Occupancy Cost and other amounts payable hereunder by the Tenant.

4.05 ANNUAL RENT - EARLY TERMINATION

If the Term ends on a day other than the last day of a calendar month, the installment of Annual Rent payable on the first day of the last calendar month of the Term shall be the proportion of the Annual Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to three hundred and sixty-five (365).

4.06 PROPORTIONATE SHARE OF OPERATING COST

Tenant shall pay to the Landlord in each Fiscal Year of the Term the amount equal to the Operating Cost in respect of that Fiscal Year divided by the number of Square Feet in the Building, multiplied by the Square Feet in the Premises.

If there are any vacancies in the Building and because of such vacancies actual Operating Costs are less than they would have been if the Building had been fully rented, then for the purpose of determining the amount payable by the Tenant, actual Operating Costs for the relevant period shall be increased by the amount of any savings in Operating Costs for such period attributable to such vacancies (as determined by the Landlord acting reasonably). For greater certainty, it is confirmed that in no event shall the Tenant's Proportionate Share of Operating Costs be increased pursuant to this paragraph above the amount that would be payable if the Building had been fully rented.

4.07 LIMITATION ON OPERATING COST

In determining Operating Cost, the cost (if any) of the following shall be excluded except as specifically provided in Article 1.01 (p):

(a) major structural repairs to the Building,

(b) capital improvements, or major expansions to the Building,

(c) repair and replacement resulting from inferior or deficient workmanship, materials, or equipment in the initial construction of the Building or for which Landlord is reimbursed by the insurers,

(d) ground rent (if any), depreciation, amortization, and interest on the capital retirement of debt,

(e) tenant improvements,

(f) leasing expenses, and

(g) rent collection expenses

4.08 WHEN SERVICES ARE NOT PROVIDED

Notwithstanding Article 4.07, when and if any service which is normally provided by Landlord to some tenants of the Building in their premises:

(a) is not provided by Landlord in the Premises under the specific terms of the Lease, in determining Occupancy Costs for the Tenant the cost of that service (except as it related to Common Areas) shall be excluded, and

(b) is not provided by Landlord to other premises of the Building, in determining the proportionate share of the Occupancy Costs for Tenant for the cost of that service, the formula for determining such proportionate share as set

out in Section 4.6 hereof shall be adjusted by excluding those tenants not receiving such service from the total of the Square Feet in the Building.

4.09 CHARGES FOR UTILITIES

(a) The Tenant shall be solely responsible for and shall promptly pay to the Landlord, or as the Landlord otherwise directs in the manner hereinafter provided as additional rent, all electricity, water, steam charges and other utility charges applicable to the Premises on the basis of the square feet in the Premises. The Landlord shall be entitled, acting equitably, to allocate to the Premises an additional charge, as determined by the Landlord's engineer, for the excess supply to and usage of water, electricity, steam and other utilities in the Premises. The charges for the utilities shall be payable in equal monthly installments in advance on the basis of an initial rate determined by the Landlord's engineers. If the public utility rate and other taxes and charges in connection therewith for the supply of electric current or other utilities to the Building is increased or decreased during the Term, the charges for same payable as additional rent pursuant to this Lease shall be equitably adjusted and the decision of the Landlord, acting reasonably, shall be final and binding upon the parties hereto with respect to any such adjustments of the additional rent payable and the Tenant agrees to pay such increased charges on demand as additional rent.

(b) The Landlord shall have the exclusive right to attend to any replacement of electric light bulbs, tubes and ballasts in the Premises throughout the Term. The Landlord may adopt a system of re-lamping and re-ballasting periodically on a group basis in accordance with good commercial practice. The Tenant shall pay to the Landlord as additional rent on the first day of each and every month during the Term, a monthly charge per bulb, tube and ballast on account of the cost of such replacement. If the cost of such replacement shall increase and decrease during the Term, the Landlord shall adjust the additional rent payable for such replacement hereunder on an equitable basis and the Tenant agrees to pay such additional rent as adjusted, on demand. The decision of the Landlord, acting reasonably, with respect to any such adjustment, and additional rent based thereon, shall be final and binding on the parties hereto. If the Landlord does not adopt a system of re-lamping and re-ballasting as aforesaid, then replacement of electric light bulbs, tubes and ballasts in the Premises shall be undertaken by the Landlord at such time as they actually burn out and after notice from the Tenant that replacement is required. In such event, the cost of such replacement and installation shall be paid by the Tenant to the Landlord forthwith on demand as additional rent.

(c) The Tenant shall pay for the cost of any metering which the Tenant requests the Landlord to install in the Premises or the Building, or which the Landlord wishes to install in the Building for the purpose of assisting in determining the consumption of any utility (including electricity and water in the Premises or which may be required by the Landlord to measure or estimate any excess usage of electricity, water or other utility.

4.10 PARTIAL FISCAL YEAR

If the Term commences after the beginning of or terminates before the end of a Fiscal Year, any amount payable by Tenant under Article 4.02 shall be adjusted according to the period of time the Tenant possesses the Premises as it bears to 365 days multiplied by the estimated occupancy costs.

4.11 GOODS AND SERVICES TAX

Tenant shall pay to the Landlord when due all "GST" imposed on the Landlord or the Tenant with respect to all Rent payable by the Tenant hereunder or in respect of the rental space under this Lease. The "GST" shall be calculated in addition to the amounts payable that are set out in this Lease. In the Lease, "GST" shall mean all goods and services, business transfer, multi-stage sales, sales, use, consumption, value-added or other similar taxes imposed by any municipal, regional, provincial, federal parliamentary or other governmental body upon the Landlord, or the Tenant or in respect of this Lease, or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to the Tenant hereunder and shall include any taxes or other amounts which are imposed in lieu of, or in addition to any such GST, whether of the foregoing character or not or whether in existence at the commencement date of the Term or not.

ARTICLE 5.00 USE OF PREMISES

5.01 USE

The Premises shall be used and occupied only as general office purposes and storage and for no other purpose.

5.02 COMPLIANCE WITH LAWS

The Premises shall be used and occupied in a safe, careful and proper manner and shall at all times be in compliance with all present or future governmental or quasi-governmental laws in force or regulations or orders. If due substantially to Tenant's use of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay the entire cost thereof.

5.03 OCCUPANCY AND ABANDONMENT

Tenant shall occupy the Premises on or before the Lease Commencement Date and shall not vacate, sublease or abandon the Premises at any time during the Term without the Landlord's written consent.

5.04 NUISANCE

Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue or annoying vibration, heat, offensive odours or noise. The Tenant agrees that the Landlord shall determine in its own discretion if any such state or condition exists.

ARTICLE 6.00 SERVICE, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

6.01 OPERATION OF BUILDING

During the Term, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations and with standards from time to time prevailing for office buildings in the area in which the Building is located, and subject to the payment of Rent by the Tenant, shall provide the services set out in Article 6.02 and 6.03.

6.02 SERVICES TO THE PREMISES

Subject to the Tenant complying with Article 5.00, Landlord shall provide to the Premises the following services and cost of same shall be payable by the Tenant as set out in Article 4.00:

(a) heat, ventilation and cooling for the comfortable use and occupancy of the Premises during Normal Business Hours,

(b) janitor services, as reasonably required to keep the Premises in a clean and wholesome condition, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day,

(c) maintenance, repair, and replacement as set out in Article 6.04.

6.03 BUILDING SERVICES

Landlord shall provide in the Building the following services:

(a) domestic running water and necessary supplies in public washrooms sufficient for the normal use thereof by occupants in the Building,

(b) access to and egress from the Premises, including elevator service,

(c) heat, ventilation, cooling, lighting, electric power, domestic running water, and janitor services in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord,

(d) a general directory board on which Tenant shall have its name shown, provided that Landlord shall have control thereof and of the space thereon to be allocated to each tenant, and

(e) maintenance, repair, and replacement as set out in Article 6.04.

6.04 MAINTENANCE, REPAIR AND REPLACEMENT

Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Building and for provision of Landlord's services under Article 6.02 and 6.03 (except as such may be installed by or be the property of Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Building as well as any repairs to the Building for which the Landlord is insured against and as defined in Article 9.00 provided that:

(a) if all or part of such systems, facilities and equipment are destroyed, damaged or rendered less efficient, Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances,

(b) Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes beyond the reasonable control of Landlord,

(c) Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable under any circumstances for any consequential damage to any person or property for any failure to do so,

(d) no reduction or discontinuance of such services under this Article 6.04(a) or (b) shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation of Tenant under this Lease, and

(e) nothing contained herein shall derogate from the provisions of Article 15.00.

6.05 ADDITIONAL SERVICES

(a) If from time to time requested in writing by Tenant and to the extent that it is reasonably able to do so, Landlord shall provide, in the Premises, services in addition to those set out in Article 6.02, provided that Tenant shall within ten days of receipt of any invoice for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

(b) Tenant shall not without Landlord's written consent install in the Premises equipment (including telephone equipment) which generates sufficient heat to effect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated nor shall the Tenant make any use of the Premises not in accordance with the design standards for the said system nor arrange or install partitioning which interferes with the normal operation of such system. Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord's reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within ten (10) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expenses.

6.06 ALTERATIONS BY LANDLORD

Landlord may from time to time

(a) make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Building,

(b) make changes in or additions to any parts of the Building not in or forming part of the Premises, and

(c) change or alter the location of those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord, provided that in doing so Landlord shall not unreasonably disturb or interfere with Tenant's use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby.

6.07 ACCESS BY LANDLORD

Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such will not unreasonably disturb or interfere with Tenant's use of the Premises and operation of its business, to examine, inspect, and show the Premises to persons wishing to lease them, to provide services or

make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building. Landlord shall whenever possible consult with or give reasonable notice to Tenant prior to such entry, but no such entry shall constitute an eviction or entitle Tenant to any abatement of Rent.

6.08 RESERVATION TO LANDLORD

All outside walls of the Premises and any space in the Premises used for stairways and passageways to other adjoining Premises, shafts, stacks, pipes, conduits, ducts or other building facilities, the heating, electrical, plumbing, air conditioning and other building systems, and the use thereof, as well as access thereto through the Premises for the purpose of use, operation, maintenance, and repair are expressly reserved to the Landlord.

6.09 ENERGY, CONSERVATION AND SECURITY POLICIES

Notwithstanding the terms and conditions of this Lease, the Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security.

In any event the Landlord shall not be obligated to observe, fulfill or perform any of the directives, policies of requests set forth above.

6.10 LOADING AND DELIVERY

The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling shall be done only at those times, in those means, and through those elevators, entrances and corridors as Landlord designates. Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the delivery facilities, or the adequacy of them or of the acts or omissions of any person or persons engaged in the operation of them, or in the acceptance, holding, handling delivery or dispatch of any goods for or on behalf of Tenant, or for any claim of Tenant by reasons of damage, loss, theft, or acceptance, holding, handling, delivery or dispatch, failure of any acceptance, holding, handling or dispatch or any error, negligence or delay therein. Landlord may from time to time make and amend regulations for the orderly and efficient operation of the delivery facilities and may require the payment of reasonable and equitable charges for delivery services and demurrage provided by the Landlord.

ARTICLE 7.00 MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT

7.01 CONDITION OF PREMISES

Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain the Premises and all improvements therein whether originally provided by the Landlord or the Tenant in good order and condition, including:

(a) repainting and redecorating the Premises and cleaning drapes and carpets at reasonable intervals as needed, and

(b) making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.

7.02 FAILURE TO MAINTAIN PREMISES

If Tenant fails to perform any obligation under Article 7.01, then on not less than ten (10) days written notice to Tenant, (except in case of an emergency in which event such notice if any as is reasonably possible) Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord for the cost thereof, plus twenty percent (20%) of such cost for overhead and supervision within ten (10) days of receipt of Landlord's invoice therefor.

7.03 ALTERATIONS BY TENANT

The Tenant shall not make any repairs, alterations, replacements, decorations or improvements (collectively called the "Work") to the Premises without in each case obtaining the Landlord's prior written approval. The Landlord shall not be obliged to consider any request for such approval unless and until the Tenant shall have submitted to the Landlord:

(a) details of the proposed Work including drawings and specifications prepared by qualified architects and engineers in accordance with prudent engineering practice;

(b) such indemnification against privileges, costs, damages and expenses as the Landlord requires;

(c) evidence satisfactory to the Landlord that the Tenant has obtained all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities.

In the event such preliminary approval is given by the Landlord, all such Work shall be performed exclusively by the Landlord or by contractors approved by the Landlord, but shall in each case be conditional upon such contractors:

(a) paying the cost of temporary services and co-ordination during such construction;

(b) timing and performing their work in accordance with such rules and regulations as the Landlord may from time to time prescribe;

(c) carrying insurance satisfactory to the Landlord for its operations in the Building;

(d) ensuring that its employees will not cause any labour trouble by their presence in the Building; and

(e) providing the Landlord with written waiver and release of any and all privileges or rights of privilege that may then or thereafter exist for work done, labour performed or materials furnished by them under any contract as well as for that undertaken by every sub-contractor and supplier furnishing labour and materials under the contract.

Notwithstanding anything contained in this Lease, any Work to the Premises which affects the structure, the Common Areas and facilities, the mechanical, electrical or any other system affecting other tenants as well as Work relating to fire prevention shall only be performed by the Landlord and/or his designated contractors. In this case, the cost of such Work shall be borne exclusively by the Tenant.

The Tenant shall be solely responsible for any costs and expenses occasioned directly or indirectly by the Work including, without limiting the generality of the foregoing, the cost of all drawings, specifications, permits, inspections, insurance and construction costs. The Tenant shall equally be responsible for a management fee equal to twenty percent (20%) of the cost of the Work in all cases where same has been carried out either by the Landlord or under the latter's co-ordination.

Payment by the Tenant shall be effected by means of a cash deposit and progress draws during the course of the Work, the specifics of which shall be established by the Landlord, acting reasonably from time to time.

Any increase in taxes or any increase in insurance premiums for the Land and the Building resulting from the foregoing works shall be paid by the Tenant to the Landlord.

7.04 UNAUTHORIZED WORK

Any repair, alteration, decoration, replacement or improvement carried out by the Tenant without the prior written consent of the Landlord or which is not made in accordance with the drawings and specifications approved by the Landlord, at the sole option of the Landlord, shall promptly be removed by the Tenant, at its sole and entire expense, and the Premises shall be restored to their previous condition all at the sole and entire expense of the Tenant.

In the event that the Tenant fails to restore the Premises to their previous state as above described, the Landlord shall effect same at the expense of the Tenant including a twenty percent (20%) administration fee.

7.05 IMPROVEMENTS, ALTERATIONS, ADDITIONS OR REPAIRS

Any improvements, alterations, additions or repairs to the Premises shall upon their completion become a part of the Premises and the property of the Landlord, and shall be surrendered with the Premises upon termination of this Lease, without any compensation being due thereof; provided, however, that the Landlord shall have the option, in its sole discretion, to require the Tenant to remove at the Tenant's cost and under the Landlord's co-ordination and direction, all or any of such improvements, alterations, additions or repairs including such as may have been made by the Landlord at Tenant's request prior to or during the Term, and to restore the Premises or any part thereof to their original condition, reasonable wear and tear only excepted.

7.06 CONSTRUCTION LIENS

Tenant shall pay before delinquency all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord's interest in the Land and Building or any part thereof, shall keep the title to the Land and Building or any part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labour for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Land and Building or any part thereof, and shall cause the same to be removed within five days (or such additional time as Landlord may consent to in writing), failing which Landlord may take action as Landlord deems necessary to remove the same and the entire cost including a twenty percent (20%) administration fee thereof shall be immediately due and payable by Tenant to Landlord.

7.07 SIGNS AND DIRECTORY

Tenant shall not paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Premises or within the Premises so as to be visible from the outside of the Premises with the exception only of an identification sign at or near the entrance of the Premises and a directory listing in the main lobby of the Building, in each case containing only the name of the Tenant and in accordance with the building standards established by the Landlord. Such identification sign and directory listing shall be installed, maintained and removed (including any damage result therefrom) at the expense of the Tenant.

ARTICLE 8.00 TAXES

8.01 LANDLORD TAXES

The Landlord covenants and agrees to pay all real property taxes, including local improvement rates, levies, rates, duties and assessment and the cost of appealing such assessments, whether general or special, foreseen or unforeseen (hereinafter called "Real Property Landlord Taxes") which may be levied or assessed by any lawful authority against the Lands and Building. The Landlord may defer payment of any Real Property Landlord Taxes, or defer compliance with statue, law, by-law, regulation or ordinance in connection with the levying of any such Real Property Tax, in each case to the fullest extent permitted by law, so long as it shall diligently contest or appeal any such Real Property Taxes.

8.02 PROPORTIONATE SHARE OF LANDLORD TAXES

The Tenant shall pay to the Landlord in each Fiscal Year of the Term its proportionate share of the amount of Landlord Taxes due which shall be based either on the assessed value, if applicable, of the Premises multiplied by the mill rates which are imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which are payable in respect of such Fiscal Year of the Term or to the extent that any bills for Landlord Taxes in any Fiscal Year of the Term do not show a separate and distinct rate and amount of such Landlord Taxes payable with respect to the Premises, then the Tenant's proportionate share of the Landlord Taxes shall be the amount equal to the greater of the Landlord Taxes in respect of that Fiscal Year or the Real Property Taxes in calendar year 2001, divided by the number of Square Feet in the Building multiplied by the Square feet in the Premises. Prior to the Commencement Date and at the beginning of each Fiscal Year thereafter the Landlord shall compute and deliver to the Tenant a bona fide estimate of the Landlord Taxes for the appropriate Fiscal Year and without further notice the Tenant shall pay to the Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant's payments of Annual Rent and Occupancy Costs during such Fiscal Year.

8.03 TENANT TAXES

Tenant shall pay when due and payable before delinquency all Tenant Taxes, assessments, license fees, excise and other charges, sales taxes, goods and services taxes, value-added and other similar taxes however described, which are imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which are payable in respect of the Term upon or on account of

(a) operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant,

(b) fixtures or personal property in the Premises which do not belong to the Landlord, and

(c) the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof,

provided that if Landlord so elects by notice to Tenant, Tenant shall add any amounts payable under this Article 8.00 to the monthly installments of Annual Rent payable under Article 4.01 and Landlord shall remit such amounts to the appropriate authorities.

8.04 RIGHT TO CONTEST

Landlord and Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 8.00, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord's interest in the Land and Building, the Tenant shall pay the amount contested to the Landlord or the taxing authority pending finalization of such contest and that upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest. In the event the amount of taxes for the balance of the Land and Building is increased as the result of the contestation by the Tenant pursuant to this Article 8.00 the Tenant shall pay the total amount of such increase on the Land and Building for each of the periods affected.

ARTICLE 9.00 INSURANCE

9.01 LANDLORD'S INSURANCE

During the Term, Landlord shall maintain liability insurance, non-owned automobile insurance, "all risk" insurance, excluding insurance on Tenant Improvements, boiler and pressure vessel insurance on the Land and Building and all property and interest of Landlord in the Land and Building with coverage and in amounts not less than those which are from time to time acceptable to a prudent owner in the area in which the Building is located. The Landlord may also maintain, at its option, rental income insurance and other insurance on the Land and Building with such coverage and amounts normally maintained by a prudent owner of a similar building in downtown City of Toronto.

9.02 TENANT'S INSURANCE

During the Term, Tenant shall maintain at its own expense the following insurance and shall designate the Landlord as a beneficiary and co-insured

(a) "all risk" insurance in amounts sufficient to fully cover Tenant's improvements and all property in the Premises which is not owned by Landlord;

(b) liability insurance, with Landlord named as an additional insured, against claims for death, personal injury and property damage in or about the Premises, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located, but not less than two million dollars ($2,000,000.00) for death, illness or injury to one or more persons, and two million dollars ($2,000,000.00) for property damage, in respect to each occurrence;

(c) business interruption insurance, including without limitation coverage of the cost of all Rents for a period of at least one (1) year from the date of any insured peril; and

(d) insurance against such other perils and in such amounts as the Landlord may require from time to time.

Notwithstanding the foregoing, the Landlord reserves the right to increase the amounts required as deemed necessary by its insurer from time to time.

All policies for such insurance shall be in a form and with an insurer reasonably acceptable to Landlord, shall require at least thirty (30) days' written notice to Landlord of termination or material alteration during the Term, and shall waive any right of subrogation against Landlord. If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord certified copies or other evidence of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and the policies are in full force and effect. Tenant agrees to use any proceeds from the Tenant's insurance to first repair and restore the Premises back to its original condition. In the event the Term hereby granted shall be terminated pursuant to Article 15.00, the Tenant shall pay to the Landlord the amount of proceeds from the Tenant's insurance applicable to the Tenant's improvements.

9.03 INCREASE IN INSURANCE PREMIUMS

If the Tenant's occupancy of the Premises or its conduct of business in the Premises or any acts or omissions of the Tenant upon the Land and Building or any part thereof causes or results in an increase in the insurance premium the Landlord is required to pay or requires an increase in the amount of insurance coverage the Landlord is required to purchase with respect to the Land and Building; the Tenant shall pay the amount of any such increase in premiums for each of the periods affected to the Landlord as Rent forthwith upon receipt of the Landlord's invoice for each of the periods affected.

9.04 CANCELLATION OF INSURANCE

If any insurance policy upon the Land and Building or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use and occupation of the Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant, or by anyone permitted by the Tenant to be upon the Premises, and if the Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within forty-eight (48) hours after written notice thereof by the Landlord, the Landlord may, at its option, either:

(a) re-enter and take possession of the Premises forthwith by leaving upon the Premises a notice in writing of its intention so to do and thereupon the Landlord shall have the same rights and remedies as are contained in Article 18.00, or,

(b) enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, and the Tenant shall forthwith pay the cost, including an administration fee of twenty percent (20%) thereof to the Landlord, which costs may be collected by the Landlord as Rent and the Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Premises as a result of any such entry. The Tenant agrees that any such entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Notwithstanding the foregoing or the fact that the Landlord has permitted the Tenant to modify the premises as set forth in Article 7.00, the Tenant agrees to hold harmless the Landlord in the event that the Tenant's insurers threaten to or cancel the Tenant's insurance policy or policies as a result of these modifications to the Tenant's Premises,

and in such event the Tenant further agrees to restore the Premises to their original state.

ARTICLE 10.00 INDEMNITY AND WARRANTY

10.01 INDEMNIFICATION OF LANDLORD BY TENANT

Tenant shall defend, indemnify and save harmless the Landlord in respect of all claims for bodily injury or death, property damage or other loss or damage arising howsoever out of the use or occupation, or exercise of any right with respect to the use or occupation, of the Premises by the Tenant or from the erection, installation or placement of any sign in, on or about the Building by the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, cost, expense or damage suffered or incurred by the Landlord arising from any breach or non-performance by the Tenant of any of its covenants or obligations under this Lease. The Tenant's obligation contained in this Article shall continue after the end of the Term.

10.02 SPECIFIC LIMITATIONS ON LANDLORD'S LIABILITY

(a) Landlord shall not be liable for any bodily injury to or the death of, or loss or damage to any property belonging to the Tenant or its employees, invitees, trespassers or licensees or any other person in or about the Building nor for any other damage whatsoever caused save and except for acts of gross negligence and without limiting the generality of the above, the Landlord shall not be liable for any injury, loss or damage, or:

(i) any injury or damage of any nature whatsoever to any person or property caused by the failure, by reason of a breakdown or other cause, to supply adequate drainage, snow or ice removal, or by reason of the interruption of any public utility or other service, or in the event of gas, steam, water, rain, snow, ice or other substances leaking into, issuing or flowing from the water, steam, sprinkler or drainage pipes or plumbing of the Building or from any other place or quarter, into any part of the Premises or for any loss or damage caused by or attributable to the condition or arrangement of any electrical or other wiring or for any damage caused by anything done or omitted to be done by any other tenant of the Building; or

(ii) any act or omission (including theft, malfeasance or negligence) on the part of any independent contractor from time to time employed by it to perform janitor services, security services, maintenance, supervision or any other work in or about the Premises or the Building; or

(iii) loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Tenant, including any consequential loss or damage resulting therefrom; or

(b) Landlord shall have no responsibility or liability for the failure to supply interior climate control or elevator service or other services to the Building or the Premises when prevented from doing so by strikes, the necessity of repairs or maintenance, any order or regulation of any authority having jurisdiction, the failure of the supply of any utility required for the operation thereof or any other cause beyond the Landlord's reasonable control, and shall not be held responsible for indirect or consequential damages or other damages for personal discomfort or illness or injury resulting therefrom or for any bodily injury, death

or damage to property arising from the use of, or any happening in or about any elevator, except, in each case, as otherwise provided in this Lease.

(c) Landlord may require a year delay after the Tenant has fully occupied the Premises to adjust and balance the climate control system and the Landlord shall not be responsible for any inconvenience, discomfort, damages, loss or claims whatsoever arising out of the process of such adjustment or balancing.

(d) Landlord shall be under no obligation to repair or maintain the Tenant's leasehold improvements or Tenant's fixtures.

(e) Landlord shall be under no obligation to remedy any default of the Tenant hereunder, and the Landlord shall not incur any liability to the Tenant for any act or omission in the course of the Landlord's curing or attempting to cure any such default or in the event of its entering upon the Premises to undertake any examination thereof of any work therein or in the case of any emergency.

(f) Landlord shall not be responsible for any inconvenience, damage, expense or liability whatsoever by reason of cancellation or threatened cancellation of the Tenant's insurance policy or policies as set forth in Article 9.04.

(g) Landlord shall not be responsible for any inconvenience, damage, expense or liability whatsoever by reason of the Tenant canceling any or all sub-leases as set forth in Article 12.03.

10.03 ENVIRONMENTAL HAZARDS

If there have been any spilling, leaking, escaping, dumping or discharging of any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, toxic substances, petroleum products, hazardous wastes or hazardous substances (the "Hazardous Substances"), on or below the Premises or from the Premises onto adjacent lands during the Term or any renewal of this Lease, the Tenant at its sole cost shall undertake or cause to be undertaken the decontamination of the Premises and any affected adjacent lands to the then acceptable standards according to all laws, regulations, orders and guidelines relating to such matters. The Landlord or its representatives shall be entitled from time to time to enter upon any and all of the Premises without it being a breach of the covenant for quiet possession at all reasonable times during the Lease and prior to the expiration or termination of this Lease for the purpose of inspecting same, making tests, taking samples and analysis and such other investigations as the Landlord or any governmental authority or agency deem appropriate in order to determine if the Premises have been contaminated as aforesaid and if so, if all of the Hazardous Substances as aforesaid have been removed to the standards required by any applicable laws, regulations, orders or guidelines of any applicable federal, provincial, municipal or local environmental health and safety body or agency.

10.04 CONTAMINATION

Without limiting the generality of Section 10.01 hereof, the Tenant shall indemnify and save the Landlord harmless from and against any and all liabilities, claims (including without limitation third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, penalties, fines, liabilities (including sums paid in settlement of claims), interest or costs, including legal fees (including any fees and disbursements incurred in enforcing this indemnity), consultant fees and expert fees sought from, asserted against, incurred, or suffered by the Landlord in connection with:

(i) any environmental hazards or Hazardous Substances referred to in Section 10.03 that migrated, flowed, percolated, or diffused, or in any way moved from the Premises to other property in the vicinity of the Premises before expiration or termination of this Lease or such environmental hazards that are present in, on or, under other property in the vicinity of the Premises as a result of any release, discharge, disposal, dumping, spilling, or leaking (accidental or otherwise) onto the Premises before the expiration or termination of this Lease, whether caused by the Tenant, its operators, franchisees, sublessee or any other party; or

(ii) any such Hazardous Substances that migrate, flow, percolate, diffuse, or in any way move or further move form the Premises to other premises or property in the vicinity of the Premises after the expiration or termination of the Lease or such environmental hazards that become present in, on or under any other premises or property in the vicinity of the Premises as a result of any release, discharge, disposal, dumping, spilling or leaking (accidental or otherwise) onto the Premises before the expiration or termination of this Lease, whether caused by the Tenant, its operator, franchisee, sublessee or any other party.

ARTICLE 11.00 ASSIGNMENT AND SUBLETTING

11.01 ASSIGNMENT TRANSFERS

The Tenant shall not assign this Lease or sublet the Premises or any part thereof or allow the Premises or any part thereof to be used by another without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. The Landlord's refusal of consent shall be deemed reasonable (without in any way restricting the Landlord's right to refuse its consent on other reasonable grounds) where the assignee or subtenant proposed by the Tenant is then a lessee of the Building and the Landlord has or will have during the next ensuing twelve (12) months suitable space for rent in the Building, where the proposed assignee or subtenant does not intend to bona fide physically occupy and carry on business from the Premises or when the proposed assignment or sublease is made prior to the Tenant commencing to physically and bona fide occupy and carry on business from the Premises.

Tenant agrees to provide Landlord with at least thirty (30) days prior written notice of the name, address and nature of business of the proposed assignee or sublessee, all details relating to the proposed assignment or sublease and such credit references as Landlord may reasonably request.

The Tenant agrees that in the event that the rent proposed by any sub-tenant is greater than that payable under this Lease, the excess, when received by the Tenant, shall be paid by the Tenant to the Landlord as additional rent.

The Tenant will not advertise the Premises for the purpose of any sublease or assignment without obtaining the prior written approval of the Landlord to the proposed text, such approval not to be unreasonably withheld. In no event will the rental rate appear in any such advertisements.

11.02 LANDLORD'S RIGHT TO CANCEL

As an alternative to such consent (and without being obligated to or affecting its other rights), the Landlord shall have the right to cancel the Lease for the Premises (or, as the case may be, for that portion thereof that Tenant seeks to sublet) as of and from the date Tenant wishes to assign this Lease or sublet the Premises or permit their use by another.

11.03 TENANT'S OBLIGATIONS

In no event shall any assignment, subletting, parting with possession or granting of any right of occupancy to which the Landlord may have consented release or relieve the Tenant from its obligations to fully observe and perform all the terms, covenants and conditions of this lease on its part to be observed and performed and in any event the Tenant shall be liable for the Landlord's reasonable costs incurred in connection with Tenant's request for consent.

11.04 CHANGE IN CONTROL

If at any time effective control of the Tenant is acquired or exercised by any person or persons or other party not having effective control of the Tenant on the date of execution of this Lease, the same shall be deemed to constitute a sublease subject to all of the provisions hereof.

ARTICLE 12.00 SURRENDER

12.01 POSSESSION

Prior to expiration or other termination of the Lease Term, Tenant shall immediately vacate and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02 TRADE FIXTURES, PERSONAL PROPERTY AND IMPROVEMENTS

At the expiration or other termination of the Term all or part of the Tenant's trade fixtures, personal property and improvements remaining in the Premises shall become, at the Landlord's sole discretion, the property of the Landlord and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefor, and Tenant shall pay to the Landlord on written demand all costs incurred by Landlord in connection therewith.

12.03 SURRENDER

In the event that the Tenant voluntarily or otherwise surrenders the Lease or the Tenant and Landlord agree to cancel the Lease, the Landlord, at its sole option without prejudice to its other rights, may terminate any or all of the sub-leases or may agree to have the Tenant assign any or all of the subleases to the Landlord.

In the event that the Landlord elects to terminate any or all of the sub-leases, the Tenant agrees to hold harmless the Landlord, and further agrees to advise in writing the interested sub-tenant or sub-tenancies of the termination of their respective leases and assumes the full responsibility of the termination of the respective sub-leases.

12.04 PAYMENTS AFTER TERMINATION

No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the forwarding of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under the Lease, and the payment thereof shall not render ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

ARTICLE 13.00 HOLDING OVER

Upon the expiration of this Lease by the passage of time and the Tenant remaining in possession of the Premises:

(a) there shall be no implied renewal or extension of this Lease;

(b) if the Landlord consents in writing to the Tenant remaining in possession, the Tenant shall be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a monthly tenant. The Landlord shall be entitled to terminate such monthly tenant on thirty (30) days written notice to the Tenant, which thirty (30) day period need not end on the last day of a calendar month;

(c) if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant shall be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant;

(d) the Tenant shall occupy the Premises on the same terms and conditions as are contained in the Lease (including without limitation, the obligation to pay Additional Rent) save and except that:

(i) the Term and the nature of the tenancy shall be set out in paragraphs (b) or (c), above, as the case may be;

(ii) the Annual Rent payable by the Tenant shall be paid monthly at a rate equal to three times the amount of monthly Annual Rent which it was responsible for paying during the last 12 months of the Term; and

(iii) the Tenant shall not be entitled to take the benefit of any rights of renewal, rights of first refusal, options to purchase, rights granting the Tenant exclusive rights to carry on certain business activities in the Building, or any other rights personal to the Tenant and which may be contained in this Lease; and

(e) the Tenant shall indemnify and save harmless the Landlord from any and all claims which the Landlord may suffer or incur as a result of the Tenant remaining in possession of the Premises beyond the end of the Term.

The Tenant shall be estopped and forever barred from claiming any right to occupy the Premises on terms other than as set out in this section and the Landlord may plead this section in any court proceedings. Nothing in this section shall be interpreted as permitting or giving the Tenant an option to stay in possession of the Premises following the expiry of the Term and the Tenant shall surrender the Premises to the Landlord on the expiry of the Term.

ARTICLE 14.00 RULES AND REGULATIONS

14.01 PURPOSE

The Rules and Regulations in Schedule "C" have been adopted by Landlord for the safety, benefit and convenience of all tenants and other persons in the Land and Building.

14.02 OBSERVANCE

Tenant shall at all times comply with, and shall cause its employees, agents, licensees and invitees to comply with the Rules and Regulations from time to time in effect.

14.03 MODIFICATION

Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification:

(a) shall not be repugnant to any other provisions of this Lease,

(b) shall be reasonable and have general application to all tenants in the Building, and

(c) shall be effective only upon delivery of a copy thereof to Tenant at Premises.

14.04 NON-COMPLIANCE

Landlord shall use its best reasonable efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules & Regulations.

ARTICLE 15.00 DAMAGE BY FIRE OR OTHER CASUALTY

15.01 LIMITED DAMAGE TO PREMISES

If all or any part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and government regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall forthwith, at its own expense, repair such damage other than damage to improvements, furniture, chattels or trade fixtures which do not belong to Landlord and the Tenant shall forthwith, at its own expense, repair such damage to or replace its improvements, furniture, chattels and trade fixtures.

15.02 MAJOR DAMAGE TO PREMISES

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect cannot be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord may elect to terminate this Lease as of the date of such casualty by written notice delivered to the Tenant not more than ten (10) days after receipt of the Architect's opinion, failing which Landlord shall forthwith at its own expense repair such damage other than damage to improvements, furniture, chattels or trade fixtures which do not belong to Landlord and the Tenant shall forthwith, at its own expense, repair such damage to or replace its improvements, furniture, chattels and trade fixtures.

15.03 ABATEMENT

The Architect, in the event that the Landlord is required to repair damage to all or part of the Premises, shall determine the extent of the unusable portion of the Premises, the proportionate amount of Rent to be abated, and the period of time during which the

Rent shall be abated as a result of this damage. The Architect's Certificate shall be conclusive and binding upon all parties.

15.04 MAJOR DAMAGE TO BUILDING

If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of the Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than sixty (60) days after the date of such casualty.

15.05 LIMITATION TO LANDLORD'S LIABILITY

Except as specifically provided in this Article 15.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises or from events of Unavoidable Delay. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated if the damage is caused by any act or omission of Tenant, its agents, servants, employees or any other person entering upon the Premises under express or implied invitation of Tenant.

ARTICLE 16.00 TRANSFERS BY LANDLORD

16.01 SALE, CONVEYANCE AND ASSIGNMENT

Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Land and Building, subject only to the rights of Tenant under this Lease.

16.02 EFFECT OF SALE, CONVEYANCE OR ASSIGNMENT

A sale, conveyance or assignment of the Land and Building shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord's successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attorn to Landlord's successor in interest thereunder.

16.03 SUBORDINATION

This Lease is and shall be subject and subordinate in all respects to any and all mortgages and deeds of trust now or hereafter placed on the Land and Building and to all renewals, modifications, consolidations, replacements and extensions thereof.

16.04 ATTORNMENT

Subject to Article 16.05, if the interest of Landlord is transferred to any person (herein in this Article 16.00 called "Purchaser") by reason of foreclosure or other proceedings for enforcement of any such mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, Tenant shall immediately and automatically attorn to Purchaser.

16.05 NON-DISTURBANCE

No attornment by Tenant under Article 16.04 shall be effective unless, before the date of transfer to Purchaser, Purchaser delivers to Tenant a written undertaking, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant's rights hereunder shall continue undisturbed while Tenant is not in default despite such enforcement proceedings and transfer.

16.06 EFFECT OF ATTORNMENT

Upon attornment under Article 16.04 this Lease shall continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after such attornment, Purchaser shall not be:

(a) liable for any act or omission of Landlord, or

(b) subject to any offsets or defenses which Tenant might have against Landlord, or

(c) bound by any prepayment by Tenant of more than three (3) months installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by Purchaser or any predecessor in interest other than Landlord.

16.07 EXECUTION OF INSTRUMENTS

The subordination and attornment of this Article 16.00 shall be self-operating and except as set out in Article 16.05 no further instrument shall be required. Nevertheless Tenant, on request by and without costs to Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment.

16.08 EXPROPRIATION

The Landlord and the Tenant shall cooperate, each with the other, in respect of any expropriation of all or any part of the Premises or the Lands and Building so that the Tenant may receive the maximum award to which it is entitled in law for relocation costs and business interruption and so that the Landlord may receive maximum award for all other compensation arising from or relating to such expropriation (including all compensation for the value of the Tenant's leasehold interest upon a partial expropriation) which shall be the property of the Landlord, and the Tenant's rights to such compensation are hereby assigned to the Landlord. If the whole or any part of the Premises or of the Lands and Buildings be expropriated, as between the parties hereto, their respective rights and obligations under this Lease shall continue until the day on which the expropriating authority takes possession thereof. If, in the case of partial expropriation of the Premises this Lease is not frustrated by operation of governing law and such expropriation does not render the remaining part of the Premises untenantable for the purposes of this Lease, the Tenant and the Landlord shall restore the part not so taken in accordance with their respective repair obligations under the provisions of Article 15.00 of this Lease, the Annual Rent provided in Section 4.01 hereof shall both be reduced as of the date of the taking possession in proportion to the relationship between the area of the Premises so taken and the taking of possession in proportion to the relationship between the area of the Premises so taken and the area remaining; and the numerator and denominator of the fraction shall be adjusted appropriately. If expropriation of a part of the Premises renders the remaining part of Premises untenantable for the purposes of the Lease or if the whole of the Premises is expropriated, the Landlord shall have the option, to be exercised on the day the

expropriating authority takes possession of the portion of the Premises expropriated; to terminate this Lease upon notice to the Tenant Rent and all other payments shall be adjusted as of the date of such termination and the Tenant shall, on the date of such expropriation, vacate the Premises and surrender the same to the Landlord, with the Landlord having the right to re-enter and repossess the Premises discharged of this Lease and to remove all person therefrom. In this section the word "expropriation" shall include a sale by the Landlord to an authority with powers of expropriation, in lieu of or under threat of expropriation.

ARTICLE 17.00 NOTICES, ACKNOWLEDGMENTS, AUTHORITIES FOR ACTION

17.01 NOTICES

Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally to the responsible employee of the party being served, and if mailed by registered or certified mail addressed to Tenant at the Premises (whether or not Tenant has departed from, vacated or abandoned the same) or to the Landlord as set forth below:

PAR-Med Property Services Inc.
360 Bay Street, Suite 200
Toronto, ON M5H 2V6
Facsimile #: 416-364-2233

Any notices shall be deemed to have been given at the time of personal delivery or, if mailed, three (3) days after the date of mailing thereof except in the event of a postal disruption, in which event such service may be effective if given by facsimile or courier and shall be deemed to have been given on the day delivers or sent by facsimile. Either party shall have the right to designate by notice, in the manner above set forth, a different address in Ontario to which notices are to be mailed.

17.02 ACKNOWLEDGMENTS

The Tenant shall at any time and from time to time upon not less than ten (10) days prior notice from the Landlord, execute, acknowledge and deliver a written statement certifying that:

(a) this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein,

(b) Tenant is in possession of the Premises and paying Rent as provided in this Lease,

(c) the dates (if any) to which Rent is paid in advance, and

(d) that there are not, to the Tenant's knowledge, any uncured defaults on the part of other party hereunder, or specifying such defaults if any are claimed.

Any such statement may be relied upon by the head Landlord or any prospective transferee or encumbrancer of all or any portion of the Land and Building, or any assignee or any such persons. If Tenant fails to deliver such statement within the time period required, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance.

17.03 AUTHORITIES FOR ACTION

Landlord may act in any matter provided for herein or designate any other person from time to time by notice to the Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.

ARTICLE 18.00 DEFAULT

18.01 INTEREST AND COSTS

Tenant shall pay monthly to Landlord interest at a rate equal to six percent (6%) above the prime bank rate charged to commercial customers for demand loans by the main branch in Toronto of the Royal Bank of Canada, or if such rate is not permitted to be exigible by reason of Government Legislation, then at the maximum rate permitted by the applicable Government Legislation, on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and changes (including legal fees) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained.

18.02 RIGHT OF LANDLORD TO PERFORM COVENANTS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant, at Tenant's sole cost and expense, and without any abatement of Rent. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue after reasonable notice thereof or such notice if any as may be reasonable possible in the event of a real or apprehended emergency from Landlord, Landlord may (but shall not be obligated to do so) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts including a twenty percent (20%) administration fee under this Article 18.02, together with interest thereon at the rate set out in Article 18.01 from the date each such payment was made or each such cost incurred by Landlord, shall be payable by Tenant to Landlord on demand.

18.03 EVENTS OF DEFAULT

If and whenever:

(a) the Tenant is in arrears in the payment of Rent,

(b) the Tenant fails to take occupancy of the Premises on or before the Lease Commencement Date,

(c) any goods, chattels or equipment of Tenant is taken or exigible in execution or in attachment or if a writ of execution is issued against Tenant, or

(d) Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver shall be appointed for the business, property, affairs or revenues of the Tenant, or in the event that the Tenant has failed to obtain the consent of the Landlord in respect to change in corporate ownership as defined in Article 11.00, or

(e) Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises, or

(f) Tenant fails to observe, perform and keep each and every one of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant and persists in such failure after reasonable fifteen (15) days notice by Landlord requiring that Tenant remedy, correct, desist or comply or commences rectification but thereafter fails to effectively and continuously proceed with the rectification of the breach, then and in any such cases, at the option of Landlord, the full amount of the current month's and the next ensuing three (3) months' installments of Rent shall immediately become due and payable, together with any arrears then unpaid, and

Landlord may, without notice or any form of legal process, forthwith re-enter upon and take possession of the Premises, in whole or in part, remove and sell Tenant's goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding; and Landlord may seize and sell such goods, chattels and equipment of Tenant as are in the Premises and may apply the proceeds thereof to all Rent and other payments to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as Landlord in its entire discretion may decide. If any of Tenant's property is disposed of as provided in this Article 18.03 in each of such cases, ten (10) days prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

18.04 WAIVER OF EXEMPTION AND REDEMPTION

Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant's goods, chattels or trade fixtures on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or on distress being made by Landlord this agreement may be pleaded as an estoppel against Tenant in any action brought to test the right to be levying upon any such goods as are named as exempted in any cash such statute. Tenant hereby waives all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any terms or conditions of this Lease or otherwise.

18.05 REMEDIES CUMULATIVE

No reference to nor exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be inclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

ARTICLE 19.00 MISCELLANEOUS

19.01 RELATIONSHIP OF PARTIES

Nothing contained in this Lease shall create any relationship between the parties hereto other than that of Landlord and Tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a joint venture or a member of a joint or common enterprise with Tenant.

19.02 CONSENT NOT UNREASONABLY WITHHELD

Except as otherwise specifically provided, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed.

19.03 NAME OF BUILDING

Landlord shall have the right, after thirty (30) days notice to Tenant, to change the name, number or designation of the Building, during the Term without liability to Tenant.

19.04 APPLICABLE LAW AND CONSTRUCTION

This Lease shall be governed by and construed under the laws of the jurisdiction in which the Land and Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one Tenant, Tenants' obligations hereunder shall be joint and several obligations of such executing Tenants. Time is of the essence of this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

19.05 ENTIRE AGREEMENT

If there are any terms and conditions which at the date of execution of this Lease are additional or supplemental to those set out on the preceding pages form part of this Lease. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease.

19.06 CONSTRUED COVENANTS AND SEVERABILITY

All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

19.07 NO IMPLIED WAIVER

No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord's waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have

originally constituted a breach, from having all the force and effect of any original breach.

19.08 SUCCESSORS BOUND

Except as otherwise specifically provided, the covenants, terms and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

19.09 DEMOLITION

Notwithstanding anything contained in the Lease, Landlord may terminate the Lease at any time if it is Landlord's intention to demolish or substantially renovate the Building and the Landlord shall not be responsible in any manner whatsoever to the Tenant for such unilateral termination.

19.10 RELOCATION OF TENANT

At any time after entering into this Lease, the Landlord may substitute for the Premises, other Premises in the Building (the "New Premises") in which event the New Premises shall be deemed to be the Premises for all purposes under this Lease provided that the New Premises shall be similar to the Premises in area and configuration and the substitution shall be reasonably made for the purpose of leasing the Premises to a tenant of the Building who then occupies, or as a result of such substitution shall occupy, all or a substantial part of the floor of the Building on which the Premises are located. If the Tenant is then occupying the Premises, the Landlord shall pay the actual and reasonable expenses of physically moving the Tenant and its property and equipment to the New Premises. The Landlord shall give the Tenant not less than thirty (30) days prior written notice of such substitution and the Landlord, at its expense, shall improve the New Premises with improvements substantially similar to those in the Premises at the time of such substitution if the Premises are then improved.

In such event, the Tenant waives any and all rights or recourse it has or may have against the Landlord for exercising such right.

ARTICLE 20.00 ARBITRATION

The parties agree that if during the Term there is any dispute between them in respect of the provisions of this Lease which is stated to be arbitratable, such dispute shall be submitted for arbitration in the following manner:

(a) The Landlord and Tenant shall each appoint one arbitrator within fifteen (15) days of the date of written notice received from the other as to the identity of the arbitrator appointed by it;

(b) The two arbitrators so appointed shall, within fifteen (15) days of the date of appointment of the appointed arbitrator, agree upon and appoint a third arbitrator;

(c) The three arbitrators so appointed shall, within thirty (30) days of the date of the appointment of the last third arbitrator, reach a decision and notify the Landlord and Tenant thereof;

(d) The decision of the majority of the three arbitrators shall be binding upon the Landlord and Tenant and the arbitrators shall further have the authority to determine which of the Landlord or Tenant shall be responsible for the cost of the arbitration or how such cost shall be apportioned as between them;

(e) If the Landlord or the Tenant shall fail to appoint an arbitrator within the time limited in subparagraph a) above, the arbitrator appointed by one of them shall reach a decision notifying the Landlord and Tenant thereof and his decision shall be binding upon the Landlord and Tenant;

(f) If the two arbitrators fail to agree upon and appoint a third arbitrator within the time limited in subparagraph b) above, both arbitrators shall be dismissed and the matter in dispute submitted to arbitration under the provision of the Arbitration Act of Ontario or any similar Act and any statutory modification or reenactment thereof.

THE LEASE and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord to any assignment or sublease and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a female party or where a corporation is a party, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

IN WITNESS WHEREOF the parties hereto have executed this Lease.

DATED at Toronto this ______ day of _____________, **2004**.

LANDLORD:
PAR-Med Property Services Inc., as agents for
YONGE-MERTON DEVELOPMENTS LIMITED

PER: ______________________________

PER: ______________________________
I/WE HAVE AUTHORITY TO BIND THE CORPORATION.

DATED AT TORONTO THIS ______ DAY OF _____________, **2004.**

TENANT:
PEACE ARCH ENTERTAINMENT GROUP INC.

PER: ______________________________

PER: ______________________________
I/WE HAVE AUTHORITY TO BIND THE CORPORATION.

DATED AT TORONTO THIS ______ DAY OF _____________, **2004.**

TENANT:

GFT ENTERTAINMENT INC.

PER: ______________________________

PER: ______________________________
I/WE HAVE AUTHORITY TO BIND THE CORPORATION.

SCHEDULE "A"

DESCRIPTION OF THE LANDS

FIRSTLY: PCL 22-1 SEC M5; LT 22 PL M5 TORONTO; TORONTO.
PIN 21124-028 (LT).

SECONDLY: PCL 20-1 SEC M5; PT LOT 20 N/S MERTON ST PL M5 TORONTO
ELY 50 FT FROM FRONT TO REAR; TORONTO.
PIN 21124-029 (LT)

SCHEDULE "B"

LOCATION OF PREMISES


VESTIBULE & CORRIDOR
SUITE 404
50 FT.
404 | 1,123 S.F. | 1,272 S.F.
APPROXIMATE NORTH
SPACE DATABASE®
-124 MERTON STREET
TORONTO, ONTARIO
FOURTH FLOOR
AREA SUMMARY
SCALE
AS NOTED
DATE
DECEMBER 3, 2001
R4

SCHEDULE "C"

RULES AND REGULATIONS

1. SECURITY
Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishes or contents thereof, and Tenant shall comply with Landlord's reasonable requirements relative thereto.

2. LOCKS
Landlord may from time to time install and change locking mechanisms on entrances to the Building, Common Areas thereof, and the Premises, and (unless twenty-four (24) hour security is provided by the Building) shall provide to Tenant, at the Tenant's expense, a reasonable number of keys and replacements therefor to meet the bona fide reasonable requirements of Tenant. In these rules "keys" include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord's prior written consent and shall acquire same as well as any pass cards or hardware only from the Landlord paying to the Landlord a reasonable charge therefor.

3. RETURN OF KEYS
At the end of the Term, Tenant shall promptly return to Landlord all keys, pass cards, etc. for the Building and Premises which are in possession of Tenant.

4. WINDOWS
Tenant shall observe Landlord's rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord's prior written consent.

5. REPAIR, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS
Tenant shall carry out Tenant's repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord, in a manner which will not interfere with the rights of other tenants in the Building and as set forth in Article 7.00.

6. WATER FIXTURES
Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse shall be the sole and entire expense of the Tenant including a twenty percent (20%) administration fee.

7. PERSONAL USE OF PREMISES
The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8. HEAVY ARTICLES
Tenant shall not place in or move about the Premises without Landlord's prior written consent any safe or other heavy article which in Landlord's reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises. In the event damages occur, the costs of repairing the damages and the subsequent relocation of the heavy article including a twenty percent (20%) administration fee shall be the sole and entire expense of the Tenant.

9. CARPET PADS

In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10. BICYCLES, ANIMALS

Tenants shall not bring any animals or birds into the building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

11. DELIVERIES

Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage on the Land and Building caused by any person making such deliveries.

12. FURNITURE AND EQUIPMENT

Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage on the Lands and Building caused thereby.

13. SOLICITATIONS

Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Land and Building.

14. FOOD AND BEVERAGES

Except with Landlord's prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for sale, serving or distribution of food or beverages.

15. REFUSE

Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16. OBSTRUCTIONS

Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other Common Areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord's prior written consent. Landlord may remove at Tenant's expense any such obstruction or thing without notice or obligation to Tenant.

17. DANGEROUS OR IMMORAL ACTIVITIES

Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18. PROPER CONDUCT

Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building or which will impair the comfort and convenience of other tenants in the Building.

19. EMPLOYEES, AGENTS AND INVITEES

In these Rules and Regulations, Tenant includes the employees, agents, invitees, trespassers and licensees of Tenant as well as any others permitted by Tenant to use or occupy the Premises.

SCHEDULE "D"
SPECIAL CLAUSES

1. **Landlord's Work**

The Leased Premises will be painted and the carpet steam cleaned at the Landlord's expense. In all other respects, the Landlord shall provide and the Tenant shall accept the Leased Premises in "as is" condition. All improvements shall be the Tenant's responsibility.

2. **Deposit**

The Tenant will submit to the Landlord a cheque equal to one month's Minimum Rent, Additional Rent and Goods and Services Tax (the "Deposit"), to be held by the Landlord, without interest. One half of the Deposit shall be applied to the first rent due, and the balance shall be held as a security deposit and in the absence of default, applied to the last Rent due.

3. **Parking**

The Tenant will have one parking space on the ramp, at no cost until the first space in the Building lot becomes available at which time the Tenant will have the first right of refusal to rent such space at the then current monthly rate being charged plus applicable taxes, which rate may be subject to change from time to time.